UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TriState Capital Holdings, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	20-4929029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Oxford Centre 301 Grant Street, Suite 2700 Pittsburgh, Pennsylvania	15219
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/40th Interest in a Share of 6.75% Fixed- to-Floating Rate Series A Non- Cumulative Perpetual Preferred Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-222074

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

This Registration Statement on Form 8-A relates to an aggregate of up to 1,610,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value (the “Series A Preferred Stock”) of TriState Capital Holdings, Inc. (the “Company”), with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share), which represents up to $40,250,000 in aggregate liquidation preference. For a description of the Series A Preferred Stock and the Depositary Shares, reference is made to the information set forth under the headings “Description of Series A Preferred Stock” and “Description of Depositary Shares” in the Company’s final prospectus supplement, dated March 15, 2018, to the prospectus, dated December 21, 2017, which constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-222074), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit 3.1	Amended and Restated Articles of Incorporation, which are incorporated by reference to our Registration Statement on Form S-1/A (File No. 333-187681) filed with the SEC on April 16, 2013.

Exhibit 3.2	Articles of Amendment of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, which are incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 20, 2018.

Exhibit 3.3	By-Laws, as amended, which are incorporated by reference to our Registration Statement on Form S-1/A (File No. 333-187681) filed with the SEC on April 16, 2013.

Exhibit 4.1	Deposit Agreement, dated as of March 20, 2018, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., and the holders from time to time of the depositary receipts described therein, which is incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 20, 2018.

Exhibit 4.2	Form of Depositary Receipt representing the Depositary Shares (included as part of Exhibit 4.1).

2.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TRISTATE CAPITAL HOLDINGS, INC.

Date: March 20, 2018	By:	/s/ James F. Getz
	Name:	James F. Getz
	Title:	Chairman, President and Chief Executive Officer

3.